Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005, except for the second paragraph of Note P as to which the date is March 7, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Paulson Capital Corp. and Subsidiary on Form 10-KSB for the years ended December 31, 2004 and 2003.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Paulson Capital Corp. on Form S-3 (File No. 333-123370) effective March 29, 2006.

/s/ Grant Thornton LLP

Portland, Oregon

March 29, 2006